Exhibit 99.1

                 FLEETWOOD ENTERPRISES NAMES LEONARD J. MCGILL AS
                 SENIOR VICE PRESIDENT, GENERAL COUNSEL, SECRETARY
           McGill Succeeds Forrest Theobald in Accordance With Succession
Plan

Riverside, Calif., April 25, 2005 - Fleetwood Enterprises, Inc. (NYSE: FLE), a leading producer of recreational vehicles and manufactured housing, announced today that Leonard J. McGill has been named senior vice president, general counsel and secretary, effective immediately. Forrest D. Theobald, who held this position for four years, has retired after 30 years with the Company.

McGill joined Fleetwood in February 2002 as vice president - deputy general counsel and was promoted to senior vice president - corporate finance and chief governance officer in November 2003. McGill received his law degree from Georgetown University in 1986, and was in private practice specializing in corporate and securities law before joining the Company, most recently with the law firm of Gibson, Dunn & Crutcher.

Theobald joined Fleetwood's legal department in 1975 as assistant general counsel. In 1980, he was promoted to associate general counsel and director - corporate real estate. He was promoted to senior vice president, general counsel and secretary in 2001.

"Len has proven himself to be a highly capable attorney and businessperson, and is a tremendous asset to Fleetwood," said Elden L. Smith, president and CEO. "We are fortunate to have such an able successor to Forrest, and I look forward to working closely with Len in the years to come."

About Fleetwood

Fleetwood Enterprises, Inc., is one of the nation's largest producers of recreational vehicles, from motor homes to travel and folding trailers, and is a leader in the building, retailing and financing of manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle and manufactured housing plants, retail home centers, and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

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